As filed with the Securities and Exchange Commission on July 29, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EKSO BIONICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	99-0367049
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ekso Bionics Holdings, Inc.

101 Glacier Point, Suite A

San Rafael, California, 94901

(Address of principal executive offices) (Zip code)

Amended and Restated 2014 Equity Incentive Plan

(Full title of the plan)

Scott G. Davis, Chief Executive Officer

101 Glacier Point, Suite A

San Rafael, California, 94901

(510) 984-1761

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark B. Baudler Austin D. March Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional shares of common stock of Ekso Bionics Holdings, Inc. (the “Registrant”) to be issued pursuant to the Restated Plan (as defined below). Pursuant to General Instruction E of Form S-8 under the Securities Act, the Registrant incorporates by reference into this Registration Statement the contents of (a) the registration statement on Form S-8 (File No. 333-198357), filed with the Securities and Exchange Commission (the “SEC”) on August 26, 2014, relating to the registration of 137,238 shares of Registrant’s common stock authorized for issuance under the Registrant’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) (taking into account a 1-for-7 reverse stock split on May 4, 2016 and a 1-for-15 reverse stock split on March 24, 2020), (b) the registration statement on Form S-8 (File No. 333-207131), filed with the SEC on September 25, 2015, relating to the registration of 110,380 shares of Registrant’s common stock authorized for issuance under the 2014 Plan (taking into account a 1-for-7 reverse stock split on May 4, 2016 and a 1-for-15 reverse stock split on March 24, 2020), (c) the registration statement on Form S-8 (File No. 333-220808), filed with the SEC on October 4, 2017, relating to the registration of 66,666 shares of Registrant’s common stock authorized for issuance under the 2014 Plan (taking into account a 1-for-15 reverse stock split on March 24, 2020), (d) the registration statement on Form S-8 (File No. 333-226037), filed with the SEC on July 2, 2018, relating to the registration of 293,333 shares of Registrant’s common stock authorized for issuance under the 2014 Plan (taking into account a 1-for-15 reverse stock split on March 24, 2020), (e) the registration statement on Form S-8 (File No. 333-232512), filed with the SEC on July 2, 2019, relating to the registration of 233,333 shares of Registrant’s common stock authorized for issuance under the 2014 Plan (taking into account a 1-for-15 reverse stock split on March 24, 2020), (f) the registration statement on Form S-8 (File No. 333-237527), filed with the SEC on April 1, 2020, relating to the registration of 333,334 shares of Registrant’s common stock authorized under the 2014 Plan, (g) the registration on Form S-8 (File No. 333-253526), filed with the SEC on February 25, 2021, relating to the registration of 800,000 shares of Registrant’s common stock authorized under the 2014 Plan, (h) the registration on Form S-8 (File No. 333-266218), filed with the SEC on July 19, 2022, relating to the registration of 550,000 shares of Registrant’s common stock authorized under the 2014 Plan and (i) the registration on Form S-8 (File No. 333-272610), filed with the SEC on June 13, 2023, relating to the registration of 1,200,000 shares of Registrant’s common stock authorized under the 2014 Plan, in each case, in their entirety and including exhibits thereto. On April 15, 2024, the Board of Directors (the “Board”) of the Registrant, acting upon the recommendation of the Board’s Compensation Committee, adopted an amended and restated 2014 Plan (the “Restated Plan”), subject to approval of the Registrant’s stockholders. Additionally, on April 15, 2024, the Board approved the establishment of the maximum number of shares available for grant and issuance under the Restated Plan at 4,724,286 (an increase in the total number of shares of the Registrant’s common stock authorized for issuance pursuant to awards of 1,000,000 as compared to the total number of shares of the Registrant’s common stock authorized for issuance pursuant to awards under the 2014 Plan prior to its expiration), subject to approval of the Registrant’s stockholders. At the Registrant’s 2024 Annual Meeting of Stockholders on June 6, 2024, the Registrant’s stockholders approved the Restated Plan and the establishment of the maximum number of shares available for grant under the Restated Plan at 4,724,286. As of its expiration, there were approximately 277,632 shares available for future grants under the 2014 Plan. This Registration Statement provides for the registration of the 1,000,000 shares of the Registrant’s common stock to be issued under the Restated Plan. As a result of the foregoing, the total number of shares of the Registrant’s common stock registered for offer and sale under the Restated Plan is now 4,724,286 (taking into account a 1-for-7 reverse stock split on May 4, 2016 and a 1-for-15 reverse stock split on March 24, 2020).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents that the Registrant has previously filed with the SEC:

(1)

The Registrant’s Annual Report on Form 10-K  for the fiscal year ended December 31, 2023 filed with the SEC on March 4, 2024, including the sections of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 26, 2024 (the “Annual Report”);

(2)

All other reports filed by the Registrant with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in clause (1) above (other than the portions of these documents not deemed to be filed); and

(3)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37854) filed with the SEC on August 8, 2016, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.9 of the Annual Report.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description	Form	File Number	Exhibit	Filing Date
4.1	Restated Articles of Incorporation of the Registrant	8-K	001-37854	3.1	April 26, 2023

4.2	Amended and Restated By-Laws of the Registrant	8-K	001-37854	3.2	April 26, 2023

4.3	Form of specimen certificate	S-3	333-205168	4.4	June 23, 2015

4.4	Amended and Restated 2014 Equity Incentive Plan	S-1	333-281081	10.4	July 29, 2024

4.5	Form of Director Option Agreement under Amended and Restated 2014 Equity Incentive Plan	8-K	001-37854	10.13	January 23, 2014

4.6	Form of Employee Option Agreement under Amended and Restated 2014 Equity Incentive Plan	8-K	001-37854	10.14	January 23, 2014

4.7	Form of Restricted Stock Unit Award under Amended and Restated 2014 Equity Incentive Plan	S-1	333-281081	10.7	July 29, 2024

5.1*	Opinion of Snell and Wilmer L.L.P

23.1*	Consent of WithumSmith+Brown, PC

23.2*	Consent of Snell and Wilmer L.L.P. (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature pages hereto).

107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, State of California, on July 29, 2024.

EKSO BIONICS HOLDINGS, INC.
By:	/s/ Scott G. Davis
Scott G. Davis
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott G. Davis and Jerome Wong, or either one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Scott G. Davis	Chief Executive Officer and Director (principal executive officer)	July 29, 2024
Scott G. Davis

/s/ Jerome Wong	Chief Financial Officer and Corporate Secretary	July 29, 2024
Jerome Wong	(principal financial and accounting officer)

/s/ Mary Ann Cloyd	Director	July 29, 2024
Mary Ann Cloyd

/s/ Corinna Lathan	Director	July 29, 2024
Corinna Lathan, Ph.D.

/s/ Charles Li	Director	July 29, 2024
Charles Li, Ph.D.

/s/ Deborah Lafer Scher	Director	July 29, 2024
Deborah Lafer Scher